Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS

FISCAL 2023 FOURTH QUARTER AND FULL YEAR RESULTS

Sphere in Las Vegas Set to Open on September 29th with First of 25 Shows by U2

Exosphere Completely Illuminated for the First Time in July

The Sphere Experience Featuring Postcard from Earth Set to Debut on October 6th

MSG Networks Launches Direct to Consumer Offering, MSG+, Ahead of 2023-24 NBA and NHL Seasons

NEW YORK, N.Y., August 22, 2023 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2023.

During the quarter, the Company completed a number of significant strategic transactions. This included the spin-off of approximately two-thirds of its traditional live entertainment business on April 20, 2023. In addition, on May 3, 2023, the Company completed the sale of its 66.9% majority interest in Tao Group Hospitality. As a result of these transactions, the traditional live entertainment business’ and Tao Group Hospitality’s results are reported as discontinued operations for all periods presented. In addition, results from continuing operations through April 20, 2023 include certain corporate overhead expenses which the Company did not incur after the spin-off date and does not expect to incur in future periods, but did not meet the criteria for inclusion in discontinued operations.

For fiscal 2023, the Company reported revenues of $573.8 million, a decrease of $36.2 million as compared to the prior year. In addition, the Company had an operating loss of $273.0 million, an increase of $107.3 million, and an adjusted operating loss of $122.5 million, an increase of $98.1 million, both as compared to the prior year.(1)

For the fiscal 2023 fourth quarter, the Company reported revenues of $129.1 million, a decrease of $10.7 million as compared to the prior year quarter. In addition, the Company reported an operating loss of $70.3 million, an increase of $8.5 million, and an adjusted operating loss of $59.8 million, an increase of $24.4 million, both as compared to the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “Our Company completed a number of transactions this past year, including the live entertainment spin-off, that have supported our growth plans. As we look ahead to our next chapter with the opening of Sphere in Las Vegas, we are confident that our Company is well-positioned to generate long-term value for shareholders.”

Segment Results for the Quarters and Years Ended June 30, 2023 and 2022:

(In millions)	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
	2023	2022	$	%	2023	2022	$	%
Revenues:
Sphere	$0.7	$0.6	$0.1	12%	$2.6	$1.9	$0.7	37%
MSG Networks	128.4	139.1	(10.7)	(8)%	571.2	608.2	(36.9)	(6)%

Total Revenues	$129.1	$139.7	$(10.7)	(8)%	$573.8	$610.1	$(36.2)	(6)%
Operating Income (Loss):
Sphere	$(95.2)	$(92.4)	$(2.8)	(3)%	$(369.6)	$(317.6)	$(51.9)	(16)%
MSG Networks(2)	24.8	30.6	(5.7)	(19)%	96.5	151.9	(55.4)	(36)%

Total Operating Loss	$(70.3)	$(61.8)	$(8.5)	(14)%	$(273.0)	$(165.7)	$(107.3)	(65)%
Adjusted Operating Income (Loss):
Sphere	$(90.4)	$(74.7)	$(15.7)	(21)%	$(292.4)	$(231.2)	$(61.2)	(26)%
MSG Networks(2)	30.6	39.2	(8.7)	(22)%	169.9	206.7	(36.8)	(18)%

Total Adjusted Operating Loss	$(59.8)	$(35.4)	$(24.4)	(69)%	$(122.5)	$(24.5)	$(98.1)	NM

Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)

As a result of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) in April 2023 (which is presented as discontinued operations under GAAP), prior period results of the MSG Networks segment have been recast to exclude expenses related to MSG Networks’ advertising sales representation agreement with MSG Entertainment, which was terminated effective as of December 31, 2022. The MSG Networks segment results previously included intercompany expenses of $8.8 million for the twelve months ended June 30, 2023 and $3.9 million and $20.9 million for the three and twelve months ended June 30, 2022, respectively, related to this arrangement. A portion of these expenses were absorbed directly by MSG Networks following the termination of the advertising sales representation agreement and are reflected in MSG Networks’ results beginning January 1, 2023.

Sphere

For the fiscal 2023 fourth quarter, the Sphere segment reported revenues of $0.7 million, an increase of $0.1 million, as compared to the prior year quarter.

For the fiscal 2023 fourth quarter, the Sphere segment had direct operating expenses of $1.1 million, which reflected advertising and marketing costs related to Sphere in Las Vegas, as compared to no direct operating expenses in the prior year quarter.

Fiscal 2023 fourth quarter selling, general and administrative expenses of $90.3 million increased $1.9 million, or 2%, as compared to the prior year quarter, primarily due to the impact of the Company’s transition services agreement with MSG Entertainment, higher employee compensation and related benefits, and other cost increases. The overall increase was partially offset by the absence of certain corporate expenses that were included in the results of the prior year fourth quarter but were only included in the results for the pre-spin period (April 1, 2023 through April 20, 2023) in the fiscal 2023 fourth quarter. While the company did not incur these costs after the spin-off date and does not expect to incur these costs in future periods, they did not meet the criteria for inclusion in discontinued operations for all periods prior to the spin-off date. In addition, professional fees decreased, as compared to the prior year quarter, inclusive of litigation-related insurance recoveries associated with the MSG Networks merger.

Fiscal 2023 fourth quarter operating loss of $95.2 million increased by $2.8 million, as compared to the prior year quarter, primarily reflecting the increase in selling, general and administrative expenses (including merger and acquisition related costs and share-based compensation expense). Adjusted operating loss of $90.4 million increased by $15.7 million, as compared to the prior year quarter, primarily reflecting the increase in selling, general and administrative expenses (excluding merger and acquisition related costs and share-based compensation expense).

MSG Networks

For the fiscal 2023 fourth quarter, the MSG Networks segment reported total revenues of $128.4 million, a decrease of $10.7 million, or 8%, as compared to the prior year quarter. Affiliation fee revenue decreased $11.7 million, primarily due to a decrease in subscribers of approximately 11.5%, partially offset by the impact of higher affiliation rates in the fiscal 2023 fourth quarter. Advertising revenue increased $0.8 million, primarily due to higher advertising sales related to playoff telecasts and other net advertising revenue increases, partially offset by the impact of fewer live regular season professional sports telecasts as compared to the prior year quarter, primarily as a result of the timing of the 2021-22 NHL regular season in the prior year.

Fiscal 2023 fourth quarter direct operating expenses of $81.6 million increased $2.8 million, or 4%, as compared to the prior year quarter, primarily due to higher rights fees expense of $3.1 million, which mainly reflects annual contractual rate increases in the fiscal 2023 fourth quarter.

Fiscal 2023 fourth quarter selling, general and administrative expenses of $19.3 million decreased $6.4 million, or 25%, as compared to the prior year quarter, primarily due to lower advertising and marketing expenses, lower employee compensation and related benefits (including share-based compensation) and other net cost decreases.

Fiscal 2023 fourth quarter operating income of $24.8 million decreased $5.7 million, or 19%, and adjusted operating income of $30.6 million decreased $8.7 million, or 22%, both as compared to the prior year quarter, primarily due to the decrease in revenues and increase in direct operating expenses, partially offset by the decrease in selling, general and administrative expenses.

Other Matters

The Company remains on track to open Sphere in Las Vegas next month. Primary construction of the venue was completed in June, while installation and testing of the majority of the technological systems inside the venue was completed earlier this month. The Company is currently in the process of finishing the interior spaces and exterior grounds, ahead of the venue’s opening.

The venue’s exterior – the Exosphere – was completely illuminated for the first time with a special show to celebrate the Fourth of July that generated media coverage globally and was shared widely on social media. Global rock band U2 will open the venue on September 29th with the first of 25 performances, which will be followed by the October 6th public debut of The Sphere Experience, featuring the original immersive production, Postcard from Earth, directed by Darren Aronofsky. And in mid-November, Formula 1 will have a multi-day takeover of Sphere for its inaugural Las Vegas Grand Prix.

With Sphere in Las Vegas nearing completion, the Company expects final construction costs, inclusive of core technology and soft costs, to be approximately $2.3 billion. Actual construction costs paid through August 18, 2023 were approximately $2.25 billion, which was net of $65 million received from The Venetian Resort.

As of August 18, 2023, the Company had approximately $341 million in unrestricted cash and cash equivalents. This includes the benefit of approximately $205 million of proceeds from the Company’s sale of approximately 6.9 million shares of MSG Entertainment Class A common stock in June 2023, in addition to last month’s full drawdown of the $65 million delayed draw term loan facility with Madison Square Garden Entertainment Corp. (“MSG Entertainment”). Earlier this month, the Company repaid the delayed draw term loan, including accrued fees and interest, using approximately 1.9 million shares of MSG Entertainment Class A Common Stock. As a result of these transactions, the Company now owns approximately 8.2 million shares of MSG Entertainment Class A common stock, which had a fair market value of approximately $270 million as of August 18, 2023.

About Sphere Entertainment Co.

Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue is currently under construction in Las Vegas. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before ((i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Investor Relations and Financial Communications

(212) 465-6072

Justin Blaber

Financial Communications

(212) 465-6109

Grace Kaminer

Investor Relations

(212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com

Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430

Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until August 29, 2023

SPHERE ENTERTAINMENT CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Revenues	$129,099	$139,749	$573,831	$610,055
Direct operating expenses	(82,726)	(78,757)	(342,211)	(320,278)
Selling, general and administrative expenses	(109,662)	(114,163)	(452,142)	(419,793)
Depreciation and amortization	(8,997)	(8,678)	(30,716)	(22,562)
Impairment and other gains, net	3,120	—	6,120	245
Restructuring charges	(1,179)	—	(27,924)	(13,404)

Operating loss	(70,345)	(61,849)	(273,042)	(165,737)

Other income (expense):
Interest income	2,209	1,486	11,585	3,575
Interest expense	—	—	—	—
Other income (expense), net	542,839	(956)	536,887	(5,518)

Income (loss) from operations before income taxes	474,703	(61,319)	275,430	(167,680)
Income tax benefit (expense)	(115,066)	9,768	(103,403)	29,830

Income (loss) from continuing operations	359,637	(51,551)	172,027	(137,850)
Income (loss) from discontinued operations, net of taxes	178,087	(47,653)	333,653	(52,297)

Net income (loss)	537,724	(99,204)	505,680	(190,147)
Less: Net income attributable to redeemable noncontrolling interests from discontinued operations	1,264	3,327	3,925	7,739
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	(335)	(2,589)	(1,017)	(3,491)

Net income (loss) attributable to Sphere Entertainment Co.’s stockholders	$536,795	$(99,942)	$502,772	$(194,395)

Basic earnings (loss) per common share
Continuing operations	$10.34	$(1.50)	$4.96	$(4.02)
Discontinued operations	$5.09	$(1.50)	$9.55	$(1.75)

Basic earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$15.43	$(3.00)	$14.51	$(5.77)

Diluted earnings (loss) per common share
Continuing operations	$10.21	$(1.50)	$4.93	$(4.02)
Discontinued operations	$5.03	$(1.50)	$9.47	$(1.75)

Diluted earnings (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$15.24	$(3.00)	$14.40	$(5.77)

Weighted-average number of common shares outstanding:
Basic	34,792	34,331	34,651	34,255
Diluted	35,232	34,331	34,929	34,255

SPHERE ENTERTAINMENT CO.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(In thousands)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, Sphere Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
•	Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•

Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Operating loss	(70,345)	$(61,849)	$(273,042)	$(165,737)
Share-based compensation	5,657	11,154	42,607	56,760
Depreciation and amortization	8,997	8,678	30,716	22,562
Restructuring charges	1,179	—	27,924	13,404
Impairment and other gains, net	(3,120)	—	(6,120)	(245)
Merger and acquisition related costs	(2,134)	6,481	55,047	48,517
Amortization for capitalized cloud computing costs	(255)	107	161	271
Remeasurement of deferred compensation plan liabilities	187	—	187	—

Adjusted operating loss	$(59,834)	$(35,429)	$(122,520)	$(24,468)

SPHERE ENTERTAINMENT CO.

SEGMENT RESULTS

(In thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2023
	Sphere	MSG Networks	Total
Revenues	$691	$128,408	$129,099
Direct operating expenses	(1,131)	(81,595)	(82,726)
Selling, general and administrative expenses	(90,329)	(19,333)	(109,662)
Depreciation and amortization	(7,273)	(1,724)	(8,997)
Impairment and other gains (losses), net	3,229	(109)	3,120
Restructuring charges	(379)	(800)	(1,179)

Operating income (loss)	$(95,192)	$24,847	$(70,345)
Reconciliation to adjusted operating income (loss):
Share-based compensation	4,880	777	5,657
Depreciation and amortization	7,273	1,724	8,997
Restructuring charges	379	800	1,179
Impairment and other (gains) losses, net	(3,229)	109	(3,120)
Merger and acquisition related costs	(4,412)	2,278	(2,134)
Amortization for capitalized cloud computing costs	(285)	30	(255)
Remeasurement of deferred compensation plan liabilities	187	—	187

Adjusted operating income (loss)	$(90,399)	$30,565	$(59,834)

	Three Months Ended June 30, 2022
	Sphere	MSG Networks	Total
Revenues	$617	$139,132	$139,749
Direct operating expenses	—	(78,757)	(78,757)
Selling, general and administrative expenses	(88,423)	(25,740)	(114,163)
Depreciation and amortization	(4,601)	(4,077)	(8,678)

Operating income (loss)	$(92,407)	$30,558	$(61,849)
Reconciliation to adjusted operating income (loss):
Share-based compensation	9,352	1,802	11,154
Depreciation and amortization	4,601	4,077	8,678
Merger and acquisition related costs	3,739	2,742	6,481
Amortization for capitalized cloud computing cost	62	45	107

Adjusted operating income (loss)	$(74,653)	$39,224	$(35,429)

SPHERE ENTERTAINMENT CO.

SEGMENT RESULTS (Continued)

(In thousands)

(Unaudited)

	Year Ended June 30, 2023
	Sphere	MSG Networks	Total
Revenues	$2,610	$571,221	$573,831
Direct operating expenses	(5,545)	(336,666)	(342,211)
Selling, general and administrative expenses	(325,660)	(126,482)	(452,142)
Depreciation and amortization	(24,048)	(6,668)	(30,716)
Impairment and other gains (losses), net	6,229	(109)	6,120
Restructuring charges	(23,136)	(4,788)	(27,924)

Operating (loss) income	$(369,550)	$96,508	$(273,042)
Reconciliation to adjusted operating income (loss):
Share-based compensation	36,188	6,419	42,607
Depreciation and amortization	24,048	6,668	30,716
Restructuring charges	23,136	4,788	27,924
Impairment and other (gains) losses, net	(6,229)	109	(6,120)
Merger and acquisition related costs	(189)	55,236	55,047
Amortization for capitalized cloud computing costs	—	161	161
Remeasurement of deferred compensation plan liabilities	187	—	187

Adjusted operating income (loss)	$(292,409)	$169,889	$(122,520)

	Year Ended June 30, 2022
	Sphere	MSG Networks	Total
Revenues	$1,900	$608,155	$610,055
Direct operating expenses	—	(320,278)	(320,278)
Selling, general and administrative expenses	(293,664)	(126,129)	(419,793)
Depreciation and amortization	(13,168)	(9,394)	(22,562)
Other gains	245	—	245
Restructuring charges	(12,952)	(452)	(13,404)

Operating income (loss)	$(317,639)	$151,902	$(165,737)
Reconciliation to adjusted operating income (loss):
Share-based compensation	39,668	17,092	56,760
Depreciation and amortization	13,168	9,394	22,562
Restructuring charges	12,952	452	13,404
Other gains	(245)	—	(245)
Merger and acquisition related costs	20,834	27,683	48,517
Amortization for capitalized cloud computing costs	95	176	271

Adjusted operating income (loss)	$(231,167)	$206,699	$(24,468)

SPHERE ENTERTAINMENT CO.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30,
	2023	2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$429,114	$760,312
Accounts receivable, net	112,309	123,327
Net related party receivables, current	26,405	625
Prepaid expenses and other current assets	56,085	26,862
Current assets of discontinued operations	—	307,530

Total current assets	623,913	1,218,656
Non-Current Assets:
Investments in nonconsolidated affiliates	394,519	40,297
Property and equipment, net	3,307,161	2,157,577
Right-of-use lease assets	84,912	66,151
Goodwill	456,807	456,807
Intangible assets, net	17,910	21,025
Other non-current assets	87,793	49,466
Non-current assets of discontinued operations	—	1,512,181

Total assets	$4,973,015	$5,522,160

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$515,731	$276,558
Net related party payables, current	56,446	110
Current portion of long-term debt	82,500	66,000
Operating lease liabilities, current	10,127	6,553
Deferred revenue	27,337	4,320
Current liabilities of discontinued operations	—	607,559

Total current liabilities	692,141	961,100
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	1,118,387	929,534
Operating lease liabilities, non-current	110,259	84,420
Deferred tax liabilities, net	379,552	144,391
Other non-current liabilities	88,811	91,474
Non-current liabilities of discontinued operations	—	1,151,665

Total liabilities	2,389,150	3,362,584
Commitments and contingencies
Redeemable noncontrolling interests of discontinued operations	—	184,192
Equity:
Class A Common Stock (1)	278	273
Class B Common Stock (2)	69	69
Additional paid-in capital	2,376,420	2,301,970
Retained earnings (accumulated deficit)	212,036	(290,736)
Accumulated other comprehensive loss	(4,938)	(48,355)

Total Sphere Entertainment Co. stockholders’ equity	2,583,865	1,963,221
Nonredeemable noncontrolling interests (Discontinued operations)	—	12,163

Total equity	2,583,865	1,975,384

Total liabilities, redeemable noncontrolling interests and equity	$4,973,015	$5,522,160

(1) Class A Common Stock, 0.01 par value per share, 120,000 shares authorized; 27,812 and 27,368 shares outstanding as of June 30, 2023 and 2022, respectively.

(2) Class B Common Stock, 0.01 par value per share, 30,000 shares authorized; 6,867 shares outstanding as of June 30, 2023 and 2022.

SPHERE ENTERTAINMENT CO.

SELECTED CASH FLOW INFORMATION

(In thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2023	2022
Net cash provided by operating activities	153,591	141,340
Net cash used in investing activities	(653,923)	(804,164)
Net cash provided by (used in) financing activities	85,542	(30,392)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2,106)	(750)

Net decrease in cash, cash equivalents and restricted cash	(416,896)	(693,966)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	760,312	1,190,105
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	85,698	349,871

Cash, cash equivalents and restricted cash at beginning of period	846,010	1,539,976
Cash, cash equivalents and restricted cash from continuing operations, end of period	429,114	760,312
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	85,698

Cash, cash equivalents and restricted cash at end of period	$429,114	$846,010